Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated August 6, 2007 on the balance sheet of Tennessee Valley Agri-Energy, LLC (a development stage company) as of December 31, 2006, and the related statements of operations, changes in members’ equity, and cash flows for the year ended December 31, 2006 and the period from inception (June 15, 2005) to December 31, 2006 and 2005 in Pre-effective Amendment No.2 of the Registration Statement on Form SB-2 of Tennessee Valley Agri-Energy, LLC dated on or about November 27, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
November 27, 2007